CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our reports dated May 21, 2025, relating to the financial statements and financial highlights of Royce Quant Small-Cap Quality Value ETF, Western Asset Short Duration Income ETF, Western Asset Total Return ETF, Franklin ClearBridge Enhanced Income ETF, ClearBridge Large Cap Growth ESG ETF, Franklin International Low Volatility High Dividend Index ETF and Franklin U.S. Low Volatility High Dividend Index ETF, which appear in Legg Mason ETF Investment Trust’s Certified Shareholder Reports on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

July 21, 2025